Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 11th 2018 (“Effective Date”) is entered by and between Opiant Pharmaceuticals, Inc., a Delaware corporation (“Company”), and David O'Toole (“Executive”) (Company and Executive, each a “Party”, and together the “Parties”). In consideration of the mutual covenants and benefits set forth below, the Parties agree as follows:

1.    Term. This Agreement shall be effective from the Effective Date until terminated pursuant to Section 4.
1.    Employment.
(a)    Title and Responsibilities. The Company offers employment to the Executive and the Executive accepts employment with the Company under the terms and conditions set forth in this Agreement. Executive currently is the Company’s Chief Financial Officer, and Executive will continue as the Chief Financial Officer on and after the Effective Date, reporting to the Company’s Chief Executive Officer (“CEO”). Executive will perform such duties and carry out such responsibilities as reasonably may be determined from time to time by the CEO, consistent with the duties and responsibilities customarily performed by chief financial officers of publicly-traded corporations (“Comparable Companies”) in similar businesses to the Company’s business and that are in the same peer group as reasonably determined by the Company board of directors (“Board”). The Company may add to or modify the Executive’s duties and responsibilities at any time subject to (unless approved by Executive in writing in Executive’s sole and absolute discretion): (i) Executive shall continue as the Chief Financial Officer of the Company without diminution in title, position, responsibility or authority compared to Executive’s title, position, responsibility or authority as of the Effective Date; and (ii) Executive’s principal place of employment with the Company shall be within thirty (30) miles of Santa Monica, CA. Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies, all of which may be amended or adopted (subject to the foregoing provisions of this Section 2(a)) at any time in the Company’s sole discretion; however, Executive shall be given reasonable notice of any change in, modification of, or addition to Executive’s duties or responsibilities, and shall have access to all rules, regulations, instructions, personnel practices and policies.
(b)    Full Time and Attention. While employed by the Company, the Executive will devote his full time and attention to the business of the Company and will not, without written permission from the CEO, engage in any consulting work or any trade or business for the Executive’s own account, or for or on behalf of any other person, firm or corporation, that competes, conflicts or interferes with the performance of the Executive’s duties and responsibilities to the Company in any way, provided that the Executive may, with the CEO’s approval, serve on civic or charitable boards or committees as long as doing so does not in any way materially interfere with the performance of the Executive’s duties or responsibilities to the Company.
(c)    Obligations and Representations. The Executive will at all times abide by all covenants, agreements and other obligations he may owe to former employers, including, without limitation, any non-competition, non-solicitation or confidentiality agreements (collectively, “Existing Covenants”). The Executive will not use or otherwise access, without authorization, any information or material that is protected by any Existing Covenant, nor will the Executive need to do so. The Executive represents and warrants that (i) he has provided the Company with copies of all Existing Covenants; and (ii) he has not removed any property or files without authorization from any prior employer and he is not in unauthorized possession of any property or files belonging to any employer.
2.    Compensation and Benefits.
(a)    Base Salary. In consideration of the Executive’s services to the Company and the Executive’s covenants under this Agreement, the Company will pay the Executive an annual base salary of Three Hundred Sixty Thousand Dollars ($360,000.00; “Base Salary”), payable in accordance with the Company’s normal payroll schedule, less all required and authorized deductions and withholdings. Executive’s Base Salary shall be subject to review by the CEO in consultation with the Compensation Committee of the Board on an annual basis beginning with respect to the second year of the Initial Term, provided that under no circumstances shall Executive’s Base Salary be reduced except by an amount not to exceed ten percent (10.00%).
(b)    Annual Incentive Plan Bonus. The Executive will be eligible to earn an annual target cash bonus up to forty percent (40.00%) of his Base Salary (“Bonus”), subject to the discretion of the Compensation Committee.
(c)    Long Term Incentive Plan. The Company reserves the right to grant and/or award stock options, restricted stock, restricted stock units or other long-term equity awards under the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (“2017 Plan”) or such other Equity Incentive Plan(s) as may be implemented by the Board from time to time, and consistent with the awards to chief executive officers of Comparable Companies.  The terms and conditions of the options, restricted stock or other form of long term incentive shall be set forth in an Agreement at the time of the grant or award and, such grant or award shall be made in accordance with the 2017 Plan and its terms and conditions as they may exist at the time of Executive’s exercise, sale or other disposition of any part of the grant or award.
(d)    Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the Executive’s act or omission while serving as a director or officer of the Company or any affiliate of the Company, or in connection with Executive’s employment with the Company or any affiliate of the Company, the Company shall indemnify, defend and hold harmless the Executive to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided that said act or omission was made in good faith (and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation) and did not constitute gross negligence, fraud, willful misconduct, or breach of fiduciary duty and, in the case of a criminal Proceeding, he had no reasonable cause to believe the act or omission was unlawful.
(e)    Benefits. The Executive will be eligible to participate in the employee benefit plans generally available to the Company’s executives including, without limitation, medical, dental, vision, disability, life insurance, 401k plan and membership fees for professional organizations, subject to the terms of each respective plan, as amended (collectively, the “Benefits”).
(f)    Vacation. The Executive will be entitled to (i) twenty (20) business days of vacation per year, in accordance with any Company policies governing employee vacations, and (ii) all United States holidays.
3.    Termination.
(a)    Termination for Any Reason. Either the Company or the Executive may terminate the Executive’s employment at any time for any reason. Unless otherwise specifically provided in this Agreement, the Executive will not be entitled to any compensation or benefits of any type following the effective date of termination, other than payment of accrued Base Salary, reimbursement of any expenses incurred by Executive that are eligible for reimbursement pursuant to any Company policy, and any right to continued benefits required by law or benefit payments required under the terms of Company benefit plans subject to the Employee Retirement and Income Security Act of 1974, as amended (collectively, the “Accrued Amounts”).
(b)    Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause (defined below) at any time, effective immediately upon the Company delivering written notice of the termination for Cause to the Executive, in which case the Company will owe the Executive nothing more than the Accrued Amounts. “Cause” shall be defined as: (A) any willful failure by the Executive to perform his duties or responsibilities under this Agreement or to comply with any valid and legal directives of the Board; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by the Executive, or the Executive’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) the Executive’s engagement in illegal conduct or misconduct that is materially injurious to the Company; (D) the Executive's breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, including any breach of any covenant contained in Section 5; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E) of this paragraph, Company shall give Executive written notice of any alleged breach or violation of these subsections and afford the Executive thirty (30) days in which to remedy the condition.
(c)    Termination upon Death or Disability. The Executive’s employment shall terminate automatically upon his death, the Company may terminate the Executive's employment on account of the Executive’s Disability, and the Company shall in each case owe the Executive the Accrued Amounts plus any earned but unpaid Bonus. “Disability” shall mean the Executive’s entitlement to receive long-term disability benefits under the Company’s long-term disability plan, or in the absence of any such plan, under applicable Social Security regulations, to the extent not inconsistent with applicable law. In the event of any dispute under this paragraph, the Executive will submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be incurred by the Company, and the physician shall make a final determination whether the Executive is capable of performing his job duties.

(d)    Termination: By Company Without Cause; By Executive for Good Reason. If the Company terminates the Executive’s employment without Cause and in the absence of any Disability, or Executive terminates employment for Good Reason, then in addition to the Accrued Amounts, the Executive will receive (“Severance Compensation”):
(i)    continued payments of the Base Salary then in effect, less ordinary tax and payroll withholdings and deductions, for twelve (12) months, payable according to the Company’s ordinary payroll schedule, commencing on the first regularly scheduled Company payroll date following the date upon which the Executive has executed an irrevocable release, the form of which is attached here to as Exhibit III (“Release Agreement”); and
(ii)    a lump-sum cash payment equal to one hundred percent (100.00%) of the Executive’s Base Salary then in effect, less ordinary tax and payroll withholdings and deductions provided in subsection (iii) immediately below, payable on the first regularly scheduled Company payroll date following the date upon which the Executive has executed the Release Agreement; and
(iii)     provided the Executive executes the Release Agreement, and provided that the Executive completes the COBRA enrollment process which will be provided to the Executive separately, the medical coverage and dental coverage in which the Executive (and Executive’s family members) participates on the termination date will continue for twelve (12) months following termination (“COBRA Period”) in the same manner and to the same extent as applies to similarly-situated active employees. During the COBRA Period, the Company will continue to pay the same portion of the cost of the coverage as it does for all similarly-situated active employees, and the Executive’s share of the cost of coverage will be deducted from the Severance Compensation. The Executive will be permitted or required to change his group health insurance elections during open enrollment and to the extent permitted by the terms of the group health insurance plans and applicable law. Shortly following the termination date, the Executive will be mailed at his home address an official COBRA notification with an application that he must complete to be eligible for continuation of coverage. The Executive’s coverage during the Severance Period will run concurrently with and be in lieu of any coverage required under COBRA. Following the COBRA Period, the Executive and his beneficiaries may continue group health insurance coverage for the remainder of the statutory COBRA term under applicable law. The Executive must pay the full cost of coverage following the COBRA Period. The monthly premium and the insurance carrier may be changed. If that occurs, the Executive will be so notified at his address of record. If the Executive fails to return the required COBRA notice, the medical benefits described in this agreement cannot be provided under applicable federal regulations; and
(e)    Change in Control.
(i)    Change in Control Benefits. If at any time within two (2) years after a Change in Control (defined below) occurs, the Executive is terminated without Cause and in the absence of a Disability or the Executive resigns for Good Reason (defined below), then the Company shall not pay any of the benefits provided under subsection (d) immediately above, but rather shall provide the following benefits to the Executive:
(A) an amount equal to the sum of: (1) one hundred percent (100.00%) of the Base Salary then in effect; and (2) with respect to the Bonus, one percent (100.00%) of the Base Salary then in effect; payable in equal installments over twenty-four (24) months, less ordinary tax and payroll withholdings, commencing on the first regularly scheduled Company payroll date following the date upon which the Executive has executed a Release Agreement;
(B) for twelve (12) months following the Executive’s termination date, all of the following benefits:
(1) the same benefit provided under Section 4(d)(iii).
(2) monthly payments, less taxes and withholdings, equal to the Company’s cost of providing medical and dental insurance coverage to similarly-situated active employees;
(C) full vesting of all stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement that have not yet vested, effective upon the Executive’s execution of a Release Agreement.
(ii) Definitions.
“Change in Control” has the meaning set forth in the 2017 Plan.
(A)     “Good Reason” means the occurrence of any of the following without the Executive’s consent: (1) any diminution in the Base Salary (other than as provided in paragraph 3(a) or diminution in salaries applied across all executive management equally based upon percentage of such reduction); or (2) a reduction in Executive’s title, position, responsibility or authority relative to Executive’s title, position, responsibility or authority in effect immediately prior to such reduction; provided that a termination shall only be for Good Reason if: (1) within forty-five (45) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the Board; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates employment within sixty (60) calendar days after the expiration of such thirty-(30) day remedy period.
(B)    “Payment” means: (1) any amount due or paid to the Executive under this Agreement; (2) any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its subsidiaries, and (3) any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its subsidiaries not otherwise covered under clause (1) or (2) hereof which must reasonably be taken into account under section 280G of the Code (defined below) and its regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and its regulations as a result of (I) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (II) the acceleration of the time at which any payment or benefit is receivable by the Executive or (III) any contingent severance or other amounts that are payable to the Executive.
(ii)    Excise Tax Limitation
(A)    Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under section 4999 of the Internal Revenue Code of 1986 (“Code”), as amended (“Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (1) such cash Payments shall first be reduced (if necessary, to zero), then (2) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero), and finally (3) all other non-cash Payments relating to equity and incentive plans shall be reduced.
(B)    Determination of Application of the Limitation. Subject to the provisions of Section 4(e)(iii)(C), all determinations required under this Section 4(e)(iii) shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (“Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the termination of employment, or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code or its regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company.
(C)    Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(e)(iii)(A). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (“Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (1) give the Company any information reasonably requested by the Company relating to the claim; (2) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (3) cooperate with the Company in good faith in contesting the claim; and (4) permit the Company to participate in any proceedings relating to the claim. Company shall pay all reasonable fees, costs and expenses incurred by Executive in contesting a claim, including, but not limited to, reasonable attorney’s fees, filing fees, and expert fees. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.
(f)    Limitations on All Termination Benefits. All benefits in this Section 4 except the Accrued Amounts are contingent upon the Executive’s execution of an irrevocable Release Agreement. If the period during which the Executive may consider and revoke the Release Agreement under any provision of this Agreement could extend beyond the tax year that includes the date of termination of the Executive’s employment, the benefits upon which the Release Agreement are contingent will be paid in the later year. If at any time the Executive has breached Section 5 of this Agreement, the Company may cease paying the benefits of this Section 4 (other than the Accrued Amounts) and recover from the Executive all such payments previously made except the first payment made, which the Executive acknowledges is sufficient consideration for the Release Agreement. The benefits under this Section 4 shall replace any other severance obligation owed the Executive under any other policy, plan or practice.
4.    Restrictive Covenants.

(a)    Covenant not to Disclose.

(i)    During and after the Executive’s employment with the Company, the Executive will not use, disclose, or reveal to any third party any Confidential Information (defined below) except when acting in good faith within the scope of the Executive’s duties, with prior written authorization from the Board, or in exercising a legal right to communicate with a government agency. Nothing in this Section shall be deemed to limit the Executive’s non-disclosure obligations under any applicable rule, statute, regulation or other Company policy.
(ii)    As used in this Agreement, the term “Confidential Information” means all information belonging to, or otherwise relating to the business of the Company, which is not generally known, regardless of the manner in which it is stored or conveyed to the Executive. Confidential Information includes the Company’s trade secrets, formulae and processes, as well as other proprietary knowledge, information, know-how and non-public intellectual property rights. Confidential Information also includes the Company’s product specifications, ideas, conceptions and compilations of data, whether or not patentable or copyrightable and whether or not conceived, originated, discovered or developed in whole or in part by the Executive. For example, Confidential Information includes, without limitation, information concerning the Company’s software and code, algorithms, business plans, operations, products, financial and business strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, current and prospective customers, licensees or licensors; information received from third parties (such as consultants, co-venturers, etc.) under confidential conditions; and other valuable financial, commercial, business, technical or marketing information concerning the Company or any of the products or services made, developed or sold by the Company. Confidential Information does not include information that: (A) was generally known to the relevant public or industry at the time of disclosure; (B) was lawfully received by the Executive from a third party; (C) was known to the Executive prior to receipt from the Company; or (D) was independently developed by the Executive or independent third parties, provided that, in each case, such exceptions apply only if such public knowledge or possession by an independent third party was without breach by the Executive or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.
(iii)    Upon termination of the Executive’s employment with the Company for any reason, the Executive will, within three (3) days, return all Company property, including without limitation any documents, physical and electronic files, customer lists, notes, records, technical reports, procedures or specifications, market research reports, correspondence, plans, research, notebooks, drawings, employee lists, and the Executive shall retain no copies thereof.

(b)    Covenants not to Solicit or Hire.

(i)    During employment with the Company and for a period of twelve (12) months following the termination of his employment for any reason, the Executive shall not, for the purpose of providing products or services that are in competition with the products or services of the Company, directly or indirectly contact, solicit or accept business from any of the Company’s current or prospective customers or end users with whom the Executive had direct contact with or solicited on behalf of the Company in the twelve (12) months prior to the Executive’s termination.
(ii)    During employment with the Company and for a period of twelve (12) months following the termination of his employment for any reason, the Executive shall not directly or indirectly contact, solicit, recruit or hire any employee or contractor of the Company with whom the Executive worked or had contact for the purpose of causing, inviting or encouraging any such employee or contractor to alter or terminate his or her employment or business relationship with the Company.
(iii)    The term “solicit” means: (A) to make any comments or engage in any conduct that would influence a decision to continue doing business with the Company, regardless of how contact is initiated; or (B) to make any comments or engage in any conduct that would influence a decision to continue an employment or contracting relationship with the Company or accept employment with another company, regardless of how contact is initiated.
(c)    Covenants not to Compete. During employment with the Company:
(i)    the Executive will not directly or indirectly, within the Restricted Area (defined below), own, operate, control or participate in the ownership, operation or control of any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) engaged in the Restricted Business (defined below), provided that nothing in this

Section shall prevent the Executive from purchasing or owning, directly or beneficially, as a passive investment, less than five percent (5%) of any class of the publicly traded securities of any corporation; and

(ii)    the Executive will not, within the Restricted Area, set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, independent contractor, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be engaged in the Restricted Business if such employment or engagement will require the Executive to perform duties similar to those he performed for the Company or might cause the Executive to deliberately or inadvertently use or disclose Confidential Information.
(iii)    The term “Restricted Area” means the United States of America and any other country in which the Executive performs services or holds management responsibility for the Company.
(iv)    The term “Restricted Business” means any type of business conducted by the Company or any of its subsidiaries or affiliates during the term of this Agreement and in which the Executive has been actively involved.

(a)    Acknowledgements. The Executive acknowledges that: (i) the covenants of this Section 5 are supported by sufficient consideration, including new employment with the Company, access to the Company’s Legitimate Business Interests (defined below), and the equity awards, relocation reimbursement, indemnity and other benefits provided under Section 3; (ii) the Company has invested substantial resources into the development, protection and retention of its Confidential Information, employees, customers, goodwill and business (collectively, “Legitimate Business Interests”); (iii) the Legitimate Business Interests have significant intrinsic value and are not readily achieved or duplicated; (iv) the Executive will gain access to and familiarity with the Legitimate Business Interests; (iv) the Company operates and markets its business in countries all around the world, and the Executive will be directly responsible for that business in each of those countries and in every state of the United States; and (v) the covenants of this Section are therefore reasonable and necessary to protect the Legitimate Business Interests.

(b)    Subsequent Employment Protocol. The Executive agrees, for a period of twelve (12) months after employment with the Company ends, to inform the Company, prior to commencing new employment, of the name, address and telephone number of each subsequent employer with which the Executive accepts employment.

(c)    Remedies for Breach. In the event of the Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement.
(d)    Extension of Time. The period of time during which the Executive is subject to the Agreement shall be extended for that amount of time during which the Executive is in breach of the Agreement.

5.    Rights in Developments.
(a)    The Executive acknowledges and agrees that all Inventions (defined below) which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Executive’s employment shall be the sole and exclusive property of the Company. Unless the Company decides otherwise, the Company shall be the sole owner of all rights in connection therewith. All patented, patent-pending and copyright-protected Inventions are and at all times shall remain “work made for hire.” The Executive hereby assigns to the Company any and all of the Executive’s rights to any Inventions, absolutely and forever, throughout the world and for the full term of each and every such right, including renewal or extension of any such term, provided that this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the Invention relates directly to the Restricted Business; or (ii) the Invention results from any work performed by the Executive for the Company.
The term “Inventions” means any works of authorship, discoveries, formulae, processes, improvements, inventions, designs, drawings, specifications, notes, graphics, source and other code, trade secrets, technologies, algorithms, computer programs, audio, video or other files or content, ideas, designs, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during the Executive’s employment
(b)    The Executive agrees to perform all acts reasonably deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and/or the Executive’s assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. If Executive is no longer employed by the Company, then Executive shall be entitled to reimbursement for all costs and expenses associated with assisting the Company, and shall be compensated at an hourly rate of three hundred dollars ($300.00) per hour for all time spent in assisting the Company under this subsection, with the hourly rate increasing by 10% for each year in excess of one year
(c)     The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.
(d)    The Executive agrees reasonably to assist the Company in obtaining patents or copyrights on any Inventions assigned to the Company that the Company, in its sole discretion, seeks to patent or copyright. The Executive also agrees to sign all documents, and do all things reasonably necessary to obtain such patents or copyrights, to further assign them to the Company and to protect the Company against infringement by other parties. The Executive agrees that while employed by the Company, such actions will be without compensation but at no expense to the Executive. If Executive is no longer employed by the Company, then Executive shall be entitled to reimbursement for all costs and expenses associated with assisting the Company, and shall be compensated at an hourly rate of three hundred dollars ($300.00) per hour for all time spent in assisting the Company under this subsection. The Executive irrevocably appoints any Company-selected designee to act as his agent and attorney-in-fact to perform all acts necessary to obtain patents and/or copyrights as required by this Agreement if the Executive refuses to perform those acts or is unavailable within the meaning of the United States patent and copyright laws. It is expressly intended by the Executive that the foregoing power of attorney is coupled with an interest.
(e)    All information and records regarding all Inventions, and all copies thereof, shall be the property of the Company as to any Inventions within the meaning of this Agreement. Such records should be considered proprietary information of the Company and are subject to the provisions of this Agreement. In addition, the Executive agrees to promptly surrender all such records and information, and all copies thereof, at the request of the Company, or within three (3) days after termination of the Executive’s employment.
(f)    The Executive has attached hereto a complete list of all existing Inventions to which the Executive claims ownership as of the date of this Agreement and that the Executive desires to clarify are not subject to this Agreement, and the Executive acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, the Executive represents that the Executive has no such Inventions at the time of signing this Agreement.
6.    Publicity; Non-disparagement. Neither Party will issue, absent consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them, or the ending of such relationship. Following the date of this Agreement and regardless of any dispute that may arise in the future, each Party agrees not to disparage, criticize or make statements which are negative, detrimental or injurious to the Party, to any individual or third party. Nothing herein shall prohibit providing testimony as required by law or exercising legal rights to communicate with any government agency.
7.    Assignment. The Executive acknowledges that the services to be rendered are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive explicitly agrees this Agreement will be freely assignable by the Company in the event of a change in ownership interest by sale, stock transfer or otherwise. The Executive further agrees that if requested by a successor to the Company, and for the consideration stated above, the Executive will sign a restrictive covenant agreement in substantially the same form as Section 5 of this Agreement, naming the successor as the employer.
8.    Entire Agreement. This Agreement constitutes the sole and entire agreement between the Parties relating to its subject matter and it supersedes and cancels all previous agreements or understandings between the parties, except that this Agreement will not be deemed to supersede or cancel any obligations of the Executive under any deferred compensation or equity award plan governing the Executive. In executing this Agreement, neither Party has relied on any statements, promises or representations made by the other Party except as specifically stated in this Agreement.

9.    Severability. If any provision of this Agreement is held to be unenforceable, such provision will be distinct and severable from the other provisions of this Agreement and such unenforceability will not affect the validity and enforceability of the remaining provisions. If a court holds that the duration, scope, geographic range or any other restriction stated in any provision of this Agreement is unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic range or other restriction that the court deems reasonable under such circumstances will be substituted and that the court will have the power to revise any of those restrictions to cover the maximum period, scope, geographic range and/or other restriction permitted by law. It is the intent of the parties that the court, in establishing any such substitute restriction, recognize that the parties’ desire is that the stated restrictions upon which the parties have agreed be honored to the maximum lawful extent.
10.    Tax Consequences. All payments under this Agreement will be subject to the Company’s tax withholding obligations under applicable federal, state, local or foreign law. The Company makes no representations that the payments and benefits provided under this Agreement comply with any tax obligations and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with any tax obligation.
11.    Section 409A.
(a)    This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If the Company’s outside legal counsel advises the Company that any provision of this Agreement would cause the Executive to incur an additional tax, penalty or interest under Section 409A, the Company and the Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty or interest under Section 409A of the Code.
(b)    For purposes of Section 409A, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment.
(c)     “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement, mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A.
(d)    Any reimbursement or in-kind benefit is subject to all of the following conditions: (i) any amount provided in one taxable year has no effect on the amount eligible to be provided in another taxable year, unless permitted under Section 409A; (ii) any reimbursement will be made no later than the end of the year after the year in which the expense is incurred; and (iii) the right to any amount cannot be liquidated or exchanged for another benefit.
(e)    If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid six (6) months after such separation from service will accrue without interest and will be paid within earlier of (i) fifteen (15) days after the end of the six-(6) month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.
12.    Choice of Law; Forum Selection.
(a)    The Parties agree that any suit, action, or other legal proceeding arising out of or relating to this Agreement will be brought exclusively in a court of competent jurisdiction located within the County of Los Angeles, California, and will not be commenced or maintained in any other court. The Parties agree and consent to Los Angeles County, California as the exclusive jurisdiction and venue of any such suit, action or proceeding. The Executive agrees to update the Executive’s address with the Company as soon as possible after a change in address occurs and acknowledges that it is the Executive’s responsibility to ensure that the Company has the Executive’s correct address on file.
(b)    The Parties agree that California law will apply to any suit, action, or other legal proceeding arising out of or relating to this Agreement. The Parties agree and understand that California has a substantial relationship to both Parties, the employment relationship and this Agreement. The Parties agree and understand that this Agreement will be governed and construed in accordance with the laws of California.
13.    Miscellaneous.
(a)    The waiver by a Party of any provision of this Agreement, or the waiver by a Party of a breach of any provision of this Agreement by the other Party, will not operate or be construed as a further or continuing waiver of any subsequent breach by either Party.
(b)    Those sections of this Agreement necessary to carry out the intentions of the parties of this Agreement, including Sections 4, 5, 6, 7, 8, 12, 13, and 14, shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.
(c)    Captions and section headings are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(d)    The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(e)    The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement and is knowingly and voluntarily entering into this Agreement. Both Parties represent and agree that they have had the opportunity to review any and all aspects of this Agreement with the legal advisor or advisors of their choice before executing this Agreement, and, by virtue of this Section, both Parties have been fully advised to do so.
(f)    The obligations of a Party under this Agreement are contingent upon the other Party’s performance of such Parity’s obligations under this Agreement.
(g)    The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the Effective Date.

OPIANT PHARMACEUTICALS, INC. By: /s/ Roger Crystal Roger Crystal Chief Executive Officer

By: /s/ David O'Toole
David O’Toole Chief Financial Officer